NEWS RELEASE	Contact:
Transcontinental Realty Investors, Inc. Investor Relations
FOR IMMEDIATE RELEASE	Erik Johnson (469) 522-4200 investor.relations@transconrealty-invest.com

Transcontinental Realty Investors, Inc. reports Earnings for Q2 2023

DALLAS (August 10, 2023) -- Transcontinental Realty Investors, Inc. (NYSE:TCI) is reporting its results of operations for the quarter ended June 30, 2023. For the three months ended June 30, 2023, we reported net income attributable to common shares of $0.5 million or $0.06 per diluted share, compared to a net income of $16.5 million or $1.91 per diluted share for the same period in 2022.

Financial Highlights

•Total occupancy was 81% at June 30, 2023, which includes 93% at our multifamily properties and 59% at our commercial properties.
•On January 31, 2023, we paid off our $67.5 million Series C bonds from cash received from the sale of the VAA Sale Portfolio.
•On May 4, 2023, we paid off the remaining $42.9 million balances of our Series A and Series B Bonds. In connection with the repayment of the bonds, our wholly-owned subsidiary, Southern Properties Capital Ltd. withdrew from the Tel Aviv Stock Exchange (“TASE”).

Financial Results

Rental revenues increased $4.1 million from $7.3 million for the three months ended June 30, 2022 to $11.4 million for the three months ended June 30, 2023. The increase in rental revenue is primarily due to $4.7 million increase at our multifamily properties offset in part by a decrease of $0.6 million from the commercial properties. The increase in revenue from the multifamily properties is primarily due to the acquisition of the VAA Holdback Portfolio in 2022.

Net operating loss increased $0.7 million from $2.8 million for three months ended June 30, 2022 to $3.5 million for the three months ended June 30, 2023. The increase in net operating loss is primarily due to an increase in legal costs offset in part by an increase in operating profit from the multifamily portfolio.

Net income attributable to the Company decreased $15.9 million from $16.5 million for the three months ended June 30, 2022 to $0.5 million for the three months ended June 30, 2023. The decrease in net income is primarily attributed to the $14.1 million decrease in gain on foreign currency transactions, which is attributed to our repayment of our bonds payable and exit from the TASE in 2023.
About Transcontinental Realty Investors, Inc.
Transcontinental Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, shopping centers, and developed and undeveloped land. The Company invests in real estate through direct ownership, leases and partnerships and invests in mortgage loans on real estate. The Company also holds mortgage receivables.

TRANSCONTINENTAL REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenues:
Rental revenues	$11,389	$7,259	$22,398	$14,740
Other income	850	511	1,529	817
Total revenue	12,239	7,770	23,927	15,557
Expenses:
Property operating expenses	7,031	3,812	13,137	7,840
Depreciation and amortization	3,200	2,298	6,302	4,647
General and administrative	3,521	2,061	6,404	4,592
Advisory fee to related party	2,000	2,446	4,170	5,451
Total operating expenses	15,752	10,617	30,013	22,530
Net operating loss	(3,513)	(2,847)	(6,086)	(6,973)
Interest income	8,494	4,387	17,322	9,783
Interest expense	(2,426)	(4,541)	(5,513)	(9,150)
Gain on foreign currency transactions	22	14,132	993	17,904
Loss on early extinguishment of debt	(1,710)	—	(1,710)	(1,639)
Equity in income from unconsolidated joint venture	25	1,637	713	6,343
Gain on sale or write down of assets, net	188	3,893	188	15,041
Income tax provision	(204)	(40)	(1,316)	(68)
Net income	876	16,621	4,591	31,241
Net income attributable to noncontrolling interest	(346)	(160)	(544)	(278)
Net income attributable to the Company	$530	$16,461	$4,047	$30,963
Earnings per share
Basic and diluted	$0.06	$1.91	$0.47	$3.58
Weighted average common shares used in computing earnings per share
Basic and diluted	8,639,316	8,639,316	8,639,316	8,639,316